Exhibit 99.2

[tousa logo]	Company Contacts:
	Tommy McAden Chief Financial Officer Telephone: 800-542-4008 Email: investor@tousa.com	Hunter Blankenbaker Director of Corporate Communications Telephone: 954-965-6606 Email: hblankenbaker@tousa.com

Technical Olympic USA Reports Results for Fourth
Quarter and Year Ended December 31, 2003

FOR IMMEDIATE RELEASE: Monday, February 9, 2004

Highlights of year include, compared against the year ended December 31, 2002:

•	Homebuilding revenue of $1.6 billion, a 19% increase
•	Community count increase to 217 from 159, a 37% increase
•	Backlog of 3,128 homes, a 37% increase
•	Sales backlog of $855 million, a 34% increase

HOLLYWOOD, Fla., February 9, 2004 PRNewswire-FirstCall/ — Technical Olympic USA, Inc. (NASDAQ: TOUS — News) today reported results for the quarter and year ended December 31, 2003.

“We are pleased with our results and significant accomplishments in 2003, a year in which we built strong momentum for our business and a solid foundation for growth. We strengthened our divisional and regional operational and financial management, staffed our corporate center, integrated several acquisitions and completed a systems conversion for our homebuilding operations,” said Antonio B. Mon, Chief Executive Officer of the Company.

Mr. Mon continued, “As compared to the prior year’s fourth quarter, our strong growth in revenue, backlog and community-count is a result of our focus on growth in our existing markets and our significant ramp up of new communities.”

Income from continuing operations increased to $20.3 million (or $0.69 per diluted share) during the three months ended December 31, 2003, from $20.2 million (or $0.72 per diluted share) during the three months ended December 31, 2002. This slight increase in income from continuing operations is attributable to an increase in Homebuilding pretax income to $30.2 million during the three months ended December 31, 2003, from $27.4 million during the three months ended December 31, 2002, which was partially offset by a decline in Financial Services pretax income to $1.7 million during the three months ended December 31, 2003, from $4.8 million during the three months ended December 31, 2002.

Income from continuing operations increased to $82.7 million (or $2.92 per diluted share) during the year ended December 31, 2003, from $67.0 million (or $2.40 per diluted share) during the year ended December 31, 2002. The increase in income from continuing operations is attributable to an increase in Homebuilding pretax income to $114.7 million during the year ended December 31, 2003, from $91.2 million during the year ended December 31, 2002, and a decrease in Financial Services pretax income to $15.6 million during the year ended December 31, 2003, from $15.7 million during the year ended December 31, 2002.

Total revenues increased to $492.9 million during the three months ended December 31, 2003, from $390.9 million during the three months ended December 31, 2002. The increase of 26% is attributable to increases in Homebuilding revenues of 27%, partially offset by a decline in Financial Services revenues of 7%. Total revenues increased to $1.69 billion during the year ended December 31, 2003, from $1.42 billion during the year ended December 31, 2002. The increase of 19% is attributable to increases in Homebuilding revenues and Financial Services revenues of 19% and 24%, respectively.

The Company’s effective tax rate attributable to income from continuing operations decreased to 36.5% for the three months and the year ended December 31, 2003, from 37.3% during the corresponding periods in the prior year. The decrease is due primarily to expected reductions in state taxes as a result of modifying the Company’s corporate structure and other tax planning initiatives.

Homebuilding

During the three months ended December 31, 2003, Homebuilding revenues increased to $483.3 million from $380.5 million during the three months ended December 31, 2002. The increase of 27% was due primarily to the increase in revenues from home sales to $470.4 million during the three months ended December 31, 2003, from $365.1 million during the three months ended December 31, 2002. This increase of 29% is due to an increase in home deliveries to 1,803 during the three months ended December 31, 2003, from 1,372 during the corresponding period during 2002. The 31% increase in home deliveries was partially offset by a slight decline in the average selling price on delivered homes to $261,000 from $266,000. In addition to the increase in revenue from home sales, the Company generated additional revenue from land sales.

During the year ended December 31, 2003, Homebuilding revenues increased to $1.64 billion from $1.38 billion during the year ended December 31, 2002. The increase of 19% was due primarily to the increase in revenues from home sales to $1.60 billion during the year ended December 31, 2003, from $1.35 billion during the year ended December 31, 2002. This increase of 19% is due to an increase in home deliveries to 6,135 during the year ended December 31, 2003, from 5,085 during the year ended December 31, 2002. The 21% increase in home deliveries was partially offset by a slight decline in the average selling price on delivered homes during the year to $262,000 from $266,000. In addition to the increase in revenue from home sales, the Company generated additional revenue from land sales. For the year ended December 31, 2003, the Company’s revenues from land sales were $38.2 million, as compared to $27.4 million for the year ended December 31, 2002. Land sales are incidental to the Company’s residential homebuilding operations and are expected to continue in the future, but may significantly fluctuate up and down.

The Company’s Florida region realized an increase in revenue from home sales of $65.5 million, or 13%, to $562.5 million during the year ended December 31, 2003. This increase is primarily due to a 14% increase in home deliveries to 2,311, which was partially offset by a slight decrease in the average selling price of homes delivered to $243,000 during the year ended December 31, 2003, as compared to 2,024 home deliveries and an average selling price of homes delivered of $246,000 during the year ended December 31, 2002. The increase in home deliveries is primarily due to the deliveries generated by the Company’s Jacksonville division, which was acquired during the fourth quarter of 2002.

The Company’s Mid-Atlantic region realized an increase in revenue from home sales of $11.4 million, or 6%, to $209.3 million during the year ended December 31, 2003. This increase is primarily due to a 13% increase in home deliveries to 636, which was partially offset by a decline in the average selling price to $329,000 during the year ended December 31, 2003, as compared to 564 home deliveries and an average selling price of homes delivered of $351,000 during the year ended December 31, 2002. The increase in home deliveries is primarily attributable to the deliveries generated by the Company’s Baltimore division, which was acquired during the fourth quarter of 2002. This increase in home deliveries by the Company’s Baltimore division was partially offset by a decline in home deliveries by its Virginia division, which had a shortage of available product during the period as compared to the prior year due to the timing of new community openings. The decline in the Company’s average sales price is also due to the shift in home deliveries between the Company’s Virginia and Baltimore divisions, as the Company’s Baltimore division has historically realized a lower average sales price than the Virginia division.

The Company’s Texas region realized an increase in revenue from home sales of $10.2 million, or 3%, to $407.4 million during the year ended December 31, 2003. This increase is primarily due to a 1% increase in home deliveries to 1,557 during the year ended December 31, 2003, as compared to 1,539 home deliveries during the year ended December 31, 2002, and an increase in the Company’s average sales price to $262,000 during the year ended December 31, 2003, from $258,000 during the year ended December 31, 2002. The home delivery volume for the year ended December 31, 2003 continues to reflect the slower demand for new housing in several of the Company’s Texas markets.

The Company’s West region realized an increase in revenue from home sales of $166.9 million, or 65%, to $425.1 million for the year ended December 31, 2003. This increase is due to a 70% increase in home deliveries to 1,631 during the year ended December 31, 2003, from 958 home deliveries during the year ended December 31, 2002. The increase in home deliveries is primarily due to the deliveries generated by the Company’s acquisitions in Las Vegas and Colorado which occurred during the first quarter of 2003. The increase in home deliveries was partially offset by a decline in the Company’s average selling price in this region to $261,000 from $270,000 as a result of the diversification of the product mix in this region due to the Company’s recent acquisitions.

Homebuilding gross profit increased to $87.5 million for the year three months ended December 31, 2003, from $72.7 million for the three months ended December 31, 2002. This increase of 20% is primarily due to an increase in revenue from home sales. The Company’s gross margin on home sales decreased to 18.3% during the three months ended December 31, 2003, from 19.4% during the three months ended December 31, 2002. For the year ended December 31, 2003, homebuilding gross profit increased to $323.2 million for the year ended December 31, 2003, from $276.1 million for the year ended December 31, 2002. This increase of 17% is primarily due to an increase in revenue from home sales. The Company’s gross margin on home sales decreased to 19.5% during the year ended December 31, 2003, from 20.2% during the year ended December 31, 2002. The decline in gross margins for the three months and full year of 2003 as compared to the corresponding period in the prior year is primarily due to an increase in the cost of homesites and higher incentives in several of the Company’s markets, with the greatest impact being in the Company’s Texas markets. Additionally, for the year ended December 31, 2003, the Company generated gross profit on land sales of $10.6 million as compared to $2.9 million for the year ended December 31, 2002.

For the three months ended December 31, 2003, SG&A expenses increased to $54.4 million from $43.3 million, an increase of 26%. As a percentage of homebuilding revenues, SG&A expenses declined slightly to 11.3% for the three months ended December 31, 2003, from 11.4% during the corresponding period in the prior year. For the year ended December 31, 2003, SG&A expenses increased to $200.8 million, approximately 49% of which was general and administrative expenses, from $156.2 million during the year ended December 31, 2002. As a percentage of Homebuilding revenues, SG&A expenses increased to 12.2% for the year ended December 31, 2003, as compared to 11.3% for the year ended December 31, 2002. A significant portion of the increase in SG&A expenses during 2003 is attributable to the general and administrative expenses necessary to effect the Company’s transition from two separately operated homebuilders to a single national homebuilder and to implement its core strategy of obtaining critical mass in existing markets. The Company has begun to see the results of this transition as it has increased the number of active communities and homes in backlog as of December 31, 2003, by 36% and 37% to 217 and 3,128, respectively, as compared to 159 and 2,280, respectively, as of December 31, 2002. The remainder of the increase in SG&A expenses is primarily attributable to expenses associated with recently acquired companies.

Upon consummation of the Company’s merger in June 2002, the Company began the process of identifying the steps necessary to become an efficient, large-scale homebuilder. Management identified the following significant objectives:

•	Strengthen its management and operational resources;
•	Streamline its operational and corporate structure; and
•	Integrate its information systems.

Since the merger, the Company has substantially strengthened its management and operational resources and streamlined its operational and corporate structure. This plan consisted of placing experienced controllers in its divisions and regional offices as well as developing a corporate center to efficiently manage the Company’s finance, operations, legal and corporate governance functions. The creation of the Company’s corporate center has resulted in the development of an internal audit function, centralization of its treasury function and creation of a centralized shared services organization to oversee and manage its land acquisition, supply management, product development and building science functions. The Company believes that the development of a strong corporate center is a key component of improving the effectiveness of the Company’s critical business processes and strengthening its internal control structure and corporate governance. In connection with this initiative, the Company incurred recruiting fees and other costs of $1.2 million. By the middle of 2004, the Company expects to have completed this portion of its transition plan.

During 2003, the Company also incurred significant professional and other fees as a result of modifying its corporate structure to become more efficient from an organizational, operational, and income tax standpoint. The Company began to realize benefits from these expenditures through lower income taxes in 2003 as the Company’s effective tax rate decreased to 36.5% and expects to continue to recognize lower relative income taxes and other operating costs over time. The Company believes that the costs associated with this initiative should be completed by the end of the first quarter of 2004.

Beginning shortly after the merger, one of the Company’s primary initiatives was to integrate its information systems into one enterprise-wide platform and to enhance its internal financial and operational reporting. These enhancements included developing a company-wide point-of-sale system, an intranet site, which has become the information distribution network for the Company’s divisions, and a “should cost” model, which will be used to benchmark the cost/benefit of design and construction decisions. The Company believes that these enhancements will enable us to effectively operate as a large-scale homebuilder and support its anticipated growth. As a result of the Company’s systems integration, during the year ended December 31, 2003, the Company experienced a $1.2 million increase in non-capitalizable information technology expenses consisting primarily of consulting fees, systems training and other related expenses. The Company converted all of its homebuilding divisions to one information system; however, the Company believes that it will continue to incur some costs during the first two quarters of 2004 related to completing the final phases of the conversion.

The Company believes that the successful completion of its transition plan will enhance its ability to effectively manage its business and execute its strategic growth plans. The Company anticipates that additional non-recurring costs related to completing its transition will be incurred through the first half of 2004. The Company believes that on a comparable basis, its SG&A expenses as a percentage of homebuilding revenues will decline in the second half of 2004.

During the three months and year ended December 31, 2003, the Company recognized a compensation charge of $0.3 million and 1.2 million, respectively, for variable accounting of certain stock-based awards, which include accelerated vesting criteria. The Company recognized this expense as a result of the market price of its common stock, as of December 31, 2003, being greater than the exercise price. During 2002 there was no stock-based compensation expense.

During the year ended December 31, 2003, the Company incurred a net charge of $0.8 million in severance charges, as compared to $20.0 million in severance and merger related charges during the year ended December 31, 2002. The charges during 2002 included severance accrued related to former executives of both Newmark and Engle and $6.0 million in legal, consulting and advisory fees.

During the year ended December 31, 2002, in connection with the Company’s June 2002 Notes Offering, the Company recognized a loss on the early retirement of debt of $5.4 million. This charge relates to the exit fees incurred and the write off of unamortized deferred finance costs associated with the then existing borrowings.

Financial Services

For the three months ended December 31, 2003, the Company’s Financial Services revenues declined approximately 7% to $9.7 million. For the year, the Company’s financial services revenues increased to $45.3 million from $36.6 million. For the three months ended and year ended December 31, 2003, the Company experienced a decline in its pretax profits from the Company’s financial services segment. This relates primarily to an increase in G&A expenses as the Company ramps up its business to handle increased activity and a reduction in the profit generated from the sale of mortgages in the secondary market. For 2003, the capture rate of the Company’s non-cash homebuyers for the mortgage company has declined slightly to 59% from 61%, while the capture rate for the title operation has declined to 82% from 85% in the year ended December 31, 2002.

Guidance

The Company today reaffirmed its 2004 financial guidance of $112 million in net income based on expected revenues of $2.05 billion and the aggregate delivery of 8,000 homes. The Company expects the community count at December 31, 2004 to be approximately 270.

“As we have previously communicated, we expect the first half of 2004 to continue to be impacted by costs associated with building our foundation for growth and our considerable ramp-up of new communities. Thus, we expect the second half of 2004 to reflect the financial results of the significant investments we have made in our business,” said Mr. Mon.

Conference Call and Web Cast

The Company will host a conference call and web cast on Tuesday, February 10, 2003 at 11 a.m. Eastern Time to discuss the fourth quarter and year-end results. To access the call, please dial (800) 500-3792 (domestic) or (719) 457-2734 (international) and use the pass code 549017. Participants must dial in 5 to 10 minutes prior to the scheduled start time for registration. The call will also be broadcast live over the internet and can be accessed through the Company’s website at www.tousa.com

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES

SELECTED CONSOLIDATED STATEMENTS OF INCOME AND RELATED DATA
(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2002	2003	2002	2003

Homebuilding:
Revenues:
Home sales	$365,087	$470,433	$1,350,330	$1,604,401
Land sales	15,422	12,819	27,379	38,173

	380,509	483,252	1,377,709	1,642,574
Cost of sales:
Home sales	294,124	384,425	1,077,133	1,291,816
Land sales	13,643	11,292	24,430	27,544

	307,767	395,717	1,101563	1,319,360

Gross profit	72,742	87,535	276,146	323,214

Selling, general & administrative expenses	43,309	54,440	156,180	200,796
Variable stock-based compensation expense	—	296	—	1,221
Depreciation and amortization expense	1,412	3,137	5,952	9,262
Severance and merger related expenses	1,370	241	19,963	775
Loss on early retirement of debt	—	—	5,411	—
Other (income) expense, net	(742)	(827)	(2,569)	(3,551)

Homebuilding pretax income	27,393	30,248	91,209	114,711

Financial Services:
Revenues	10,431	9,660	36,578	45,251
Expenses	5,592	7,970	20,846	29,696

Financial Services pretax income	4,839	1,690	15,732	15,555

Income from continuing operations before income taxes	32,232	31,938	106,941	130,266
Income tax expense	12,021	11,657	39,900	47,547

Income from continuing operations	$20,211	$20,281	$67,041	$82,719

Earnings per common share from continuing operations — diluted	$0.72	$0.69	$2.40	$2.92

Weighed average number of common shares outstanding — diluted	27,878,787	29,277,691	27,878,787	28,362,768

Other Data:
EBITDA(1)	$42,212	$45,432	$142,757	$174,876
Homes delivered	1,372	1,803	5,085	6,135
Average sales price per home delivered	$266	$261	$266	$262
Gross margin on revenue from home sales	19.4%	18.3%	20.2%	19.5%
Ratio of SG&A expenses to Homebuilding revenues	11.4%	11.3%	11.3%	12.2%
Ratio of Homebuilding pretax income to Homebuilding revenues	7.2%	6.3%	6.6%	7.0%
Homes in backlog at end of year	2,280	3,128	2,280	3,128
Sales value of homes in backlog at end of year	$636,922	$855,425	$636,922	$855,425
Total active communities at year end	159	217	159	217

(1)	EBITDA represents earnings from continuing operations before interest, taxes, depreciation and amortization and consists of the sum of income from continuing operations before: (a) income taxes, (b) amortization of capitalized interest in cost of sales, (c) Homebuilding interest expense and (d) depreciation and amortization. The Company have included information concerning EBITDA because the Company believes that it is an indication of the profitability of our core operations and reflects the changes in its operating results. The Company does not use EBITDA as a measure of its liquidity because the Company does not believe it is a meaningful indication of its cash flow. EBITDA is not required by generally accepted accounting principles, or GAAP, and other companies may calculate EBITDA differently. EBITDA should not be considered as an alternative to operating income or to cash flows from operating activities (as determined in accordance with GAAP) and should not be construed as an indication of its operating performance or a measure of its liquidity. A reconciliation of EBITDA to net income, the most directly comparable GAAP performance measure, is provided below (dollars in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,

	2002	2003	2002	2003

Net income	$20,211	$20,281	$72,004	$82,719
Less: income from discontinued operations, net of taxes	—	—	(4,963)	—

Income from continuing operations	20,211	20,281	67,041	82,719
Add: income taxes	12,021	11,657	39,900	47,547
Add: interest in cost of sales	7,831	10,357	28,133	35,348
Add: interest expense	—	—	257	—
Add: depreciation and amortization expense	2,149	3,137	7,426	9,262

EBITDA	$42,212	$45,432	$142,757	$174,876

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

	December 31,

	2002	2003

ASSETS
Homebuilding:
Cash and cash equivalents:
Unrestricted	$44,825	$73,703
Restricted	23,645	21,222
Inventory	753,872	1,183,423
Property and equipment, net	13,862	23,727
Other assets	30,681	43,653
Goodwill, net	74,345	100,103

	941,230	1,445,831
Financial Services:
Cash and cash equivalents:
Unrestricted	4,386	3,148
Restricted	22,866	73,358
Mortgage loans held for sale	58,840	75,241
Goodwill	3,907	3,907
Other assets	3,659	3,544

	93,658	159,198

Total assets	$1,034,888	$1,605,029

LIABILITIES AND STOCKHOLDER’S EQUITY
Homebuilding:
Accounts payable	$18,352	$50,228
Accrued expenses and other liabilities	78,468	98,711
Customer deposits	24,564	35,506
Consolidated land bank obligations	16,288	242,740
Homebuilding borrowings	413,110	497,919

	550,782	925,104
Financial Services:
Accounts payable and other liabilities	21,560	74,893
Financial services borrowings	48,309	63,243

	69,869	138,136

Total liabilities	620,651	1,063,240
Minority interest	9,092	5,379
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock — $0.01 par value; 3,000,000 shares authorized; none issued or outstanding	—	—
Common stock — $.01 par value; 67,000,000 shares authorized and 27,878,787 and 29,889,036 shares issued and outstanding	279	299
Additional paid-in capital	322,400	370,926
Retained earnings	82,466	165,185

Total stockholders’ equity	405,145	536,410

Total liabilities and stockholders’ equity	$1,034,888	$1,065,029

Selected Homebuilding Operating Data

The following table sets forth home sales and backlog data by region (dollars in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,

	2002	2003	2002	2003

Homes delivered:
Florida	547	683	2,024	2,311
Mid-Atlantic	148	164	564	636
Texas	398	430	1,539	1,557
West	279	526	958	1,631

Company total	1,372	1,803	5,085	6,135

Average sales price per home delivered:
Florida	$244	$246	$246	$243
Mid-Atlantic	$392	$340	$351	$329
Texas	$250	$262	$258	$262
West	$270	$255	$270	$261
Company average	$266	$261	$266	$262

Revenues from home sales:
Florida	$133,473	$168,142	$497,018	$562,533
Mid-Atlantic	56,603	55,728	197,887	209,291
Texas	99,694	112,548	397,207	407,444
West	75,317	134,015	258,218	425,133

Company total	$365,087	$470,433	$1,350,330	$1,604,401

New sales contracts, net of cancellations:
Florida	467	612	1,809	2,662
Mid-Atlantic	99	113	569	616
Texas	275	317	1,515	1,673
West	267	562	1,116	1,884

Company total	1,108	1,604	5,009	6,835

Homes in backlog at end of period:
Florida	1,195	1,546	1,195	1,546
Mid-Atlantic	244	224	244	224
Texas	378	494	378	494
West	463	864	463	864

Company total	2,280	3,128	2,280	3,128

Sales value of homes in backlog at end of period:
Florida	$314,253	$423,814	$314,253	$423,814
Mid-Atlantic	89,684	87,649	89,684	87,649
Texas	103,017	123,281	103,017	123,281
West	129,968	220,681	129,968	220,681

Company total	$636,922	$855,425	$636,922	$855,425

This press release contains forward-looking statements, including statements regarding (1) the impact of the Company’s infrastructure expenditures on our future revenue, expenses and tax rate, (2) the Company’s expectation that virtually all of the expenses and professional and other fees associated with the transition will be completed by the first half of 2004, (3) the Company’s expectation regarding the amount of land sales in the future, (4) expectations regarding the impact of the development of a strong corporate center strengthening the effectiveness of the Company’s critical businesses processes, its internal control structure and corporate governance and enhancing its ability to manage future business and growth, (5) expectations regarding the impact of the Company’s increased community count on future revenue and (6) our operational and financial guidance for 2004. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to statements regarding each of the above statements these factors include any delays or difficulties encountered in completing our transition plan or any negative effects resulting from the implementation of our transition plan. With respect to statements regarding our expectations regarding future revenue, growth and the operational and financial guidance for 2004, these factors include: (1) economic or other business conditions that affect the desire or ability of our customers to purchase new homes in markets in which we conduct our business; (2) a decline in the demand for, or the prices of, housing; (3) a decline in the value of the land and home inventories we maintain; (4) an increase in the cost of, or shortages in the availability of, skilled labor or construction materials; (5) an increase in interest rates; (6) our ability to successfully dispose of developed properties or undeveloped land or homesites at expected prices and within anticipated time frames; and (7) our ability to compete in our existing and future markets. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 9, 2004.